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                                                                     Exhibit 1.0


FOR RELEASE JULY 6, 2000 AT 7:30AM EDT
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Contact :       Allen & Caron Inc       or  Clean Diesel Technologies, Inc.
                Mark Alvino (investors)     James M. Valentine, COO
                212-698-1360                203-327-7050
                mark@allencaron.com         jvalentine@cdti.com
                -------------------         -------------------
                Kari Rinkeviczie (media)    David W. Whitwell, CFO
                616-647-0780                203-327-7050
                kari@allencaron.com         dwhitwell@cdti.com
                -------------------         ------------------


Tokyo Metropolitan Government Calls for Diesel Emissions Control

CLEAN DIESEL TECHNOLOGIES INC SIGNS LETTER OF INTENT
TO LICENSE MITSUI & CO., LTD.
FOR EXCLUSIVE DISTRIBUTION IN JAPAN OF PLATINUM PLUS (R)
AND ARIS(TM) SCR DIESEL EMISSION REDUCTION TECHNOLOGIES

STAMFORD, CT (July 6, 2000) . . . Clean Diesel Technologies, Inc. (EBB:CDTI) announced today that it has signed a Letter of Intent (LOI) with Tokyo-based Mitsui & Co., Ltd., for the exclusive marketing and sales of its Platinum Plus(R) bimetallic fuel borne catalyst (FBC) and ARIS(TM) 2000 urea SCR technologies in Japan.

Under the LOI, the parties will conduct field trials and complete a market assessment prior to executing a formal license agreement targeted for year-end 2000. Such license is intended to include customary license fees, purchase requirements and running royalties. CDT will provide Mitsui with samples of both technologies under the LOI and technical program support, for which it will be compensated by Mitsui under a limited license agreement during the term of the LOI.

                                 MORE-MORE-MORE

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CLEAN DIESEL SIGNS LETTER OF INTENT
PAGE 2-2-2

Japan recently announced plans to fit new and existing diesel powered vehicles with filters to reduce particulates and has also called for further reductions in NOx emissions. The Tokyo Metropolitan Government called for retrofit particulate control programs on over 900,000 vehicles operating within the city limits starting in 2002-2003. Both the ARIS technology and the Platinum Plus FBC have been demonstrated to provide reductions in diesel NOx and particulate emissions in excess of 85 percent with current sulfur fuels.

About Mitsui & Co., Ltd.
------------------------

Mitsui & Co., Ltd. is one of world's largest and most diversified international trading companies, with business extending from chemicals to steel and metals to transportation machinery. Its Inorganic Chemical Group, together with a unit of Mitsui & Co.(USA), Inc., Mitsui's wholly-owned U.S. subsidiary headquartered in New York City, is working with several industrial partners active in engineering, fuels and heavy-duty vehicles to address diesel engine emissions in Japan. The selection of CDT technologies for license is due to their demonstrated field performance, proprietary patent position, low cost and ease of use. CDT is actively seeking licensees in Europe and Asia to expand penetration of the FBC and ARIS technologies worldwide.

About Clean Diesel Technologies Inc.
------------------------------------

Clean Diesel Technologies, Inc. is a specialty chemical company with patented products that reduce emissions from diesel engines while simultaneously improving fuel economy and power. Products include Platinum Plus fuel catalysts and the ARIS 2000 urea injection systems for selective catalytic reduction of NOx. Platinum Plus is a registered trademark of Clean Diesel Technologies, Inc.

Certain statements in this news release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known or unknown risks, including those detailed in the Company's filings with the Securities and Exchange Commission, uncertainties and other factors which may cause the actual results, performance or achievements of the Company, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.

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